EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples, CFO (616)878-8319	Media Contact: Karen Aylsworth (616)878-8339

Spartan Stores Reports Improved Third-Quarter Financial Results
Same-Store Sales Up 6.2%

GRAND RAPIDS, MICHIGAN--January 31, 2001--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2001 third quarter, which ended December 30, 2000.

Sales for the fiscal 2001 third quarter increased 19.4 percent to $1.1 billion from $954.9 million in last year's third quarter. Same-store sales for the retail grocery division were 6.2 percent higher for the quarter. Net earnings for the quarter increased 7.5 percent to $7.3 million from $6.8 million last year. Reported diluted earnings per share declined to $0.37 compared with $0.51 last year because of the 46 percent increase in weighted average common shares outstanding resulting from the Food Town merger in August of 2000. The prior year's weighted average shares outstanding have been adjusted to reflect a 33.6 percent stock dividend issued to Spartan Stores shareholders. This year's third-quarter net earnings include $1 million in restructuring charges for the closing of a Sandusky, Ohio convenience store distribution facility and a $1.1 million write-off of certain technology related software in the grocery store distribution segment. Last year's third quarter included a restructuring charge reversal of $5.5 million. Excluding the non-recurring items, third-quarter diluted earnings per share increased 69.2 percent to $0.44 from $0.26 last year.

"This third quarter was the fourth consecutive quarter of year-over-year earnings improvement," said Spartan's Chairman, President, and Chief Executive Officer, James B. Meyer. "Most of our markets were strong, aided by our highly effective marketing programs and favorable winter weather in our northern markets which are heavily influenced by the winter and summer tourism trade. The first full quarter of the Food Town retail operations was a significant factor in the profitability improvement, and our ongoing efforts to streamline the distribution operations continue to strengthen profitability and improve service to our wholesale distribution customers."

Gross margin for the fiscal 2001 third quarter increased to 16.9 percent from 13.2 percent a year ago, reflecting the first full 16 weeks of the Food Town operation. Selling, general and administrative expenses increased to 15.0 percent of sales from 12.0 percent as a result of the higher level of expense associated with more retail stores. This increase was partially offset by improvements in the efficiency of the company's wholesale distribution operations. The company's reported operating margin for the fiscal 2001 third quarter remained at 1.8 percent. Excluding restructuring charges, operating margin increased 58.3 percent to 1.9 percent from 1.2 percent last year.

Through the first 40 weeks of the fiscal year, sales increased 12.4 percent to $2.7 billion from $2.4 billion, and net income increased 18.3 percent to $20.0 million from $16.9 million last year. Reported diluted earnings per share declined to $1.20 compared with $1.25 last year because of the additional shares issued to the shareholders of Food Town in conjunction with the merger. This year's 40-week net earnings include a $1 million restructuring charge and a $1.1 million software write off. The first 40-week period of last year included net non-recurring amounts of $7.3 million for a restructuring charge reversal and a gain on the sale of stock in a supplier. Excluding these items, the 40-week period earnings per diluted share increased 42.2 percent to $1.28 this year compared with $0.90 last year. Gross margin increased to 15.6 percent from 13.1 percent and reported operating income increased 11.7 percent to 1.9 percent from 1.7 percent last year. Excluding non-recurring charges, operating margin increased 26.7 percent to 1.9 percent of sales from 1.5 percent. Reported pretax income increased 24.7 percent to $33.0 million from $26.5 million. Adjusting for non-recurring items, pretax income increased 82.8 percent to $35.1 million from $19.2 million a year ago.

At December 30, 2000, total assets had increased 42.7 percent to $814.5 million since the beginning of the fiscal year, and shareholders' equity had increased 71.6 percent to $216.2 million. The long-term debt-to-equity ratio declined to 1.42 to one from 2.11 to one at the end of fiscal 2000. From mid-November 2000 through the first week of January 2001, the company purchased approximately 194,700 of its shares for $1.3 million.

"Spartan Stores now has an annual sales run rate of over $3.5 billion," Mr. Meyer said. "We are on track to realize acquisition synergies of over $6 million by the end of fiscal 2002, the first full fiscal year of our operation of the Food Town stores. These operations are performing above our expectation and the integration is proceeding as planned. We do not intend to make another acquisition of this magnitude until the Food Town acquisition is integrated. Still, our objective remains to double our current sales level to $7 billion by the end of fiscal 2005 through additional acquisitions and internal growth initiatives and to grow our earnings per share to approximately $1.25 to $1.30 for this fiscal year."

A telephone conference call to discuss the company's third-quarter financial results is scheduled for 4:30 p.m. eastern time today. A live webcast of this conference call will be available on the company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the company's website for approximately ten days.

Based in Grand Rapids, Michigan, Spartan Stores owns and operates 93 supermarkets and 25 deep-discount food/drug combination stores in Michigan and Ohio under the Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Markets, and Pharm banners. The company also serves 350 independent grocery stores and 9,600 convenience stores as a wholesale distributor.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, unanticipated difficulties assimilating and integrating acquisitions, unanticipated difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.

SPARTAN STORES, INC., AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

	Third Quarter (16 weeks) ended (unaudited)		Year-to-Date (40 weeks) ended (unaudited)
	December 30, 2000	January 1, 2000	December 30, 2000	January 1, 2000

Net sales	$1,140,070	$954,885	$2,650,540	$2,358,311
Cost of sales	947,304	828,684	2,238,065	2,049,257
Gross profit	192,766	126,201	412,475	309,054
Operating expenses
Selling, general and administrative	158,804	103,147	333,146	248,476
Restructuring charge	1,000	(5,540)	1,000	(4,748)
Depreciation and amortization	12,805	11,589	28,699	25,809

Total operating expenses	172,609	109,196	362,845	269,537
Operating income	20,157	17,005	49,630	39,517
Non-operating expense (income)
Interest expense	9,682	7,617	23,625	19,419
Interest income	(2,494)	(2,425)	(4,639)	(4,640)
Other (gains) and losses	854	958	(2,362)	(1,721)
Total non-operating expense, net	8,042	6,150	16,624	13,058
Earnings before income taxes	12,115	10,855	33,006	26,459
Income taxes	4,812	4,064	12,963	9,605
Net earnings	$7,303	$6,791	$20,043	$16,854

Basic and diluted net earnings per share:	$0.37	$0.51	$1.20	$1.25
Weighted average number of shares outstanding:
Basic	19,498	13,320	16,677	13,483
Diluted	19,498	13,326	16,678	13,489

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands)

	December 30, 2000	March 25, 2000
ASSETS
Current assets
Cash and cash equivalents	$64,025	$36,422
Marketable securities	20,780	20,628
Accounts receivable, net	89,042	83,998
Inventories	196,796	105,587
Prepaid expenses	7,780	4,736
Deferred taxes on income	5,367	5,409
Total current assets	383,790	256,780
Other assets
Goodwill, net	122,008	99,075
Other	39,335	36,127
Total other assets	161,343	135,202
Property and equipment, net	269,333	178,591
Total assets	$814,466	$570,573
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$151,337	$82,186
Accrued payroll and benefits	39,471	24,530
Insurance reserves	20,844	14,718
Other accrued expenses	27,179	23,036
Current maturities of long-term debt	28,660	23,862
Total current liabilities	267,491	168,332
Deferred taxes on income	12,331	5,212

Other long-term liabilities	11,251	4,951

Long-term debt	307,156	266,071
Shareholders' equity
Common stock, voting, no par value, authorized 50,000 shares, outstanding 19,391 shares	111,091	---
Preferred stock, non-voting, no par value; 10,000 authorized; no shares issued or outstanding	---	---
Class A common stock, voting, par value $2.00 a share; 20,000 shares authorized; outstanding 0, and 9,919 shares, respectively	---	19,838
Additional paid-in capital	---	14,240
Retained earnings	105,146	91,929
Total shareholders' equity	216,237	126,007
Total liabilities and shareholders' equity	$814,466	$570,573